Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2008 Second Quarter Results

  European operations deliver sales increase of 39% to $15.3 million and a loss of $1.0 million in second quarter 2008 compared to a loss of $1.7 million in second quarter 2007.
  Company repurchased 520,000 shares for $4.8 million in the 2008 second quarter.

ST. LOUIS--(BUSINESS WIRE)--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today reported results for the 2008 second quarter. Fiscal 2008 second quarter (13 weeks ended June 28, 2008) total revenue was $94.7 million, a decline of 6% compared to $100.4 million in the fiscal 2007 second quarter (13 weeks ended June 30, 2007).

The second quarter net loss was $4.8 million, or a loss of $0.25 per diluted share. In the fiscal 2007 second quarter, the Company reported net income of $1.6 million, or $0.08 per diluted share.

“The slowdown in consumer spending is having a significant impact on our current business,” said Maxine Clark, Build-A-Bear Workshop chairman and chief executive bear. “In response to this environment, we are carefully allocating capital and managing cash, while aggressively reducing expenses. Foremost, our goal is to improve our sales trend while selectively investing in our unique brand for long-term growth.

“While we will not provide specific earnings guidance for 2008, based upon our current business assumptions, we believe that our 2008 earnings will meet the average of current analysts’ estimates for earnings of $0.68 per diluted share. Our outlook for the balance of the year reflects the current positive trends in our European operations and the enthusiastic Guest response to our virtual world Web site buildabearville.com™, as well as continued weakness in U.S. consumer spending.

“Looking to 2009, our capital spending plan is for a significant reduction in new store openings -- six stores compared to 25 stores this year. This lower store opening plan and the associated lower capital spending position us to maintain our strong balance sheet and financial flexibility, while continuing to make long-term investments in our brand and returning value to shareholders through the repurchase of our stock,” Clark concluded.

Fiscal 2008 Second Quarter Financial Results

Fiscal 2008 second quarter total revenue includes net retail sales of $93.5 million, a decline of $5.6 million or 5.7% compared to $99.1 million in last year’s second quarter. The net retail sales decline was driven by a decrease in comparable store sales in North America partially offset by new stores opened during the past twelve months and an increase in comparable store sales in European operations. Total revenue also includes revenue from international franchise fees and third-party licensing.

Second quarter 2008 consolidated comparable store sales (North American and European operations) declined 17.9%. Comparable stores sales in North America declined 20.5% compared to a decline of 9.4% in the 2007 second quarter. Comparable stores sales in Europe increased 2.2%.

Net retail sales from European operations totaled $15.3 million in the 2008 second quarter, compared to $11.0 million in the 2007 second quarter, an increase of 39%. The loss from European operations totaled $1.0 million in the 2008 second quarter, compared to a loss of $1.7 million in the 2007 second quarter.

Second quarter 2008 was negatively affected when compared to the 2007 second quarter because of the shift in the Easter holiday and associated school vacations, an important selling time for the Company. In 2007, Easter sales were included in the second quarter; in 2008 Easter sales were included in the first quarter.

The fiscal 2008 second quarter net loss of $4.8 million includes stock-based compensation expense of $0.9 million ($0.6 million net of tax or $0.03 per diluted share). The net income decline compared to the 2007 second quarter was driven primarily by reduced sales leverage on fixed costs and expenses and lower interest income, partially offset by lower store preopening expenses. Fiscal 2007 second quarter net income of $1.6 million includes stock-based compensation expense of $0.8 million ($0.5 million net of tax or $0.02 per diluted share).

During the 2008 second quarter, the Company opened four new stores in North America, as planned, compared with opening 15 new stores during the 2007 second quarter. In Europe, the Company opened one new store -- in Liverpool, England -- compared with opening one new store during the 2007 second quarter. Build-A-Bear Workshop Company-owned stores at the end of the second quarter totaled 330 -- 278 in North America and 52 in Europe.

For the full-year 2008 the Company plans to open 25 new company-owned stores – 20 new stores in North America (versus 39 new stores in 2007) and five new stores in Europe (opening 11 new stores in 2007).

During the fiscal 2008 second quarter, the Company repurchased and retired 520,215 shares of common stock for $4.8 million. At the end of the 2008 second quarter the Company’s consolidated cash position was $15.6 million.

Year-to-Date Financial Results

Total revenue for the first six months of fiscal 2008 (26 weeks ended June 28, 2008) was $218.5 million, compared to $217.2 million in the first six months of fiscal 2007 (26 weeks ended June 30, 2007). Total revenue for the first six months of fiscal 2008 includes net retail sales of $215.3 million, compared to $215.0 million in last year’s first six months. Sales from European operations totaled $31.6 million in the first six months of fiscal 2008, compared to $21.8 million in the first six months of fiscal 2007, an increase of $9.8 million or 45.0%.

Consolidated comparable store sales (North American and European operations) for the first six months of fiscal 2008 declined 13.9%. Comparable store sales in North America declined 16.5% compared to a decline of 8.1% in the 2007 first six months. Comparable store sales in Europe increased 8.3% in the first six months of fiscal 2008. During the 2008 first quarter the Company began reporting comparable store sales for European operations for the first time.

Net income for the first six months of fiscal 2008 was $1.6 million, or $0.08 per diluted share, and included a loss of $1.1 million from European operations and stock-based compensation expense of $1.1 million. Net income for the first six months of fiscal 2007 was $9.7 million, or $0.47 per diluted share, and included a loss of $3.9 million from European operations and stock-based compensation expense of $0.9 million.

During the first six months of fiscal 2008 the Company repurchased and retired 1,567,515 shares of common stock for $13.4 million.

International Franchising

During the 2008 second quarter international franchisees opened six stores. The Company ended the quarter with 58 international franchise stores located in 14 countries. The Company currently has franchise agreements covering 20 countries and anticipates franchisees will open approximately 14 new stores (net of store closings) in 2008.

Other News

The Company also announced today that its total equity investment in RidemakerZ, LLC, has increased to $7.3 million, funded by a combination of cash and contributed services. RIDEMAKERZ™ is an early-stage company developing an interactive retail concept that allows children and families to build and customize their own personalized cars. In addition to the current equity investment in RIDEMAKERZ, the Company has an agreement to provide operating and advisory services to RIDEMAKERZ in exchange for additional preferred equity ownership.

Outlook

The Company’s outlook assumes a continued challenging economic environment and does not include the impact of the Company’s share repurchase program.

While not providing specific earnings guidance for fiscal 2008 (53 weeks ending Jan. 3, 2009), the Company believes that its earnings per share for the year will meet the average of current analysts’ earnings estimates of $0.68 per diluted share. The Company also noted that fiscal 2008 is a 53 week fiscal year and that the 53rd week falls in the fourth quarter.

For fiscal 2009 (52 weeks ending Jan. 2, 2010), the Company’s current outlook includes:

  Slower new store growth compared to fiscal 2008 – opening six new stores (four stores in North America versus 20 in 2008 and two stores in Europe versus five in 2008).
  Capital expenditures of approximately $15 million and depreciation and amortization of approximately $35 million.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. EDT today. The broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon EDT today until midnight on August 7, 2008. The telephone replay is available by calling (617) 801-6888. The access code is 71126598.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. The Company currently operates more than 375 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and France, and franchise stores in Europe, Asia, Australia and Africa. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, Build-A-Dino® stores and friends 2B made® doll locations. In December 2007, Build-A-Bear Workshop extended its in-store interactive experience online with the launch of its virtual world at www.buildabearville.com. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $474 million in fiscal 2007. For more information, call 888.560.BEAR (2327) or visit the Company’s award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate sufficient comparable store sales; we may be unable to open new stores or may be unable to effectively manage our growth; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; general economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; high petroleum products prices could continue to increase our inventory transportation costs and adversely affect our profitability; we may be unable to repurchase shares at all or at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; we may be unable to realize some of the expected benefits of the acquisition of Amsbra and Bear Factory, and the inclusion of France as a Company-owned country; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; the ability of our principal vendors to deliver merchandise may be disrupted; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; we may be unable to realize the anticipated benefits from our company-owned distribution center or our third-party distribution center providers may perform poorly; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; our market share could be adversely affected by a significant, or increased, number of competitors; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; and we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 29, 2007. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	June 28,	% of Total	June 30,	% of Total
	2008	Revenues(1)	2007	Revenues(1)
Revenues:
Net retail sales	$93,468	98.7	$99,102	98.7
Franchise fees	824	0.9	677	0.7
Licensing revenue	403	0.4	604	0.6
Total revenues	94,695	100.0	100,383	100.0
Costs and expenses:
Cost of merchandise sold	59,430	63.6	57,682	58.2
Selling, general and administrative	42,174	44.5	39,250	39.1
Store preopening	622	0.7	1,369	1.4
Interest expense (income), net	(179)	(0.2)	(356)	(0.4)
Total costs and expenses	102,047	107.8	97,945	97.6
Income (loss) before income taxes	(7,352)	(7.8)	2,438	2.4
Income tax (benefit) expense	(2,561)	(2.7)	846	0.8
Net income (loss)	$(4,791)	(5.1)	$1,592	1.6

Earnings (loss) per common share:
Basic	$(0.25)		$0.08
Diluted	$(0.25)		$0.08
Shares used in computing common per share amounts:
Basic	18,935,410		20,222,624
Diluted	18,935,410		20,427,858

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	June 28,	% of Total	June 30,	% of Total
	2008	Revenue(1)	2007	Revenue(1)
Revenues:
Net retail sales	$215,322	98.5	$214,985	99.0
Franchise fees	2,073	0.9	1,372	0.6
Licensing revenue	1,107	0.5	840	0.4
Total revenues	218,502	100.0	217,197	100.0
Costs and expenses:
Cost of merchandise sold	128,169	59.5	119,928	55.8
Selling, general and administrative	87,001	39.8	80,688	37.1
Store preopening	1,175	0.5	2,057	0.9
Interest expense (income), net	(639)	(0.3)	(901)	(0.4)
Total costs and expenses	215,706	98.7	201,772	92.9
Income before income taxes	2,796	1.3	15,425	7.1
Income tax expense	1,194	0.5	5,768	2.7
Net income	$1,602	0.7	$9,657	4.4

Earnings per common share:
Basic	$0.08		$0.48
Diluted	$0.08		$0.47
Shares used in computing common per share amounts:
Basic	19,546,596		20,252,222
Diluted	19,637,956		20,476,603

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	June 28,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$15,625	$66,261
Inventories	46,763	48,638
Receivables	6,179	7,068
Prepaid expenses and other current assets	19,845	14,624
Deferred tax assets	4,130	3,606
Total current assets	92,542	140,197

Property and equipment, net	138,333	139,841
Goodwill	42,683	42,840
Other intangible assets, net	4,190	4,016
Investment in affiliate	7,267	4,307
Other assets, net	8,853	8,330
Total Assets	$293,868	$339,531

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$23,613	$45,044
Accrued expenses	7,284	11,788
Gift cards and customer deposits	22,925	34,567
Deferred revenue	9,239	8,708
Total current liabilities	63,061	100,107

Deferred franchise revenue	2,094	2,511
Deferred rent	44,063	41,697
Other liabilities	1,215	1,608

Stockholders' equity:
Common stock, par value $0.01 per share	195	207
Additional paid-in capital	75,930	88,388
Accumulated other comprehensive income	7,009	6,314
Retained earnings	100,301	98,699
Total stockholders' equity	183,435	193,608
Total Liabilities and Stockholders' Equity	$293,868	$339,531

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Other financial data:
Gross margin ($) (1)	$34,038	$41,420	$87,153	$95,057
Gross margin (%) (1)	36.4%	41.8%	40.5%	44.2%
Capital expenditures, net (2)	$9,003	$11,765	$14,715	$17,140
Depreciation and amortization	$7,241	$6,365	$14,243	$12,625
Sales over the Internet	$1,861	$2,040	$4,869	$5,286

Store data (3):
Number of company-owned stores at end of period
North America			278	252
Europe			52	41
Total stores			330	293

Number of franchised stores at end of period			58	42

Company-owned store square footage at end of period
North America			824,574	761,633
Europe (4)			74,796	61,243
Total square footage			899,370	822,876

Comparable store sales change (%) (5)
North America	(20.5)%	(9.4)%	(16.5)%	(8.1)%
Europe	2.2%	—	8.3%	—
Consolidated	(17.9)%	(9.4)%	(13.9)%	(8.1)%

(1) Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.
(2) Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.

(3) Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and France.

(4) Square footage for stores located in Europe is estimated selling square footage.

(5) Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation. Fiscal 2008 first quarter is the first quarter that our European operations have met the criteria for inclusion in our comparable store calculation. As such, there is no comparable data for 2007 for Europe.

CONTACT:
Build-A-Bear Workshop, Inc.
Investors:
Molly Salky, 314-423-8000, ext. 5353
or
Media:
Jill Saunders, 314-423-8000, ext. 5293